Exhibit 99.01

Media Contact:	Investor Contact:
Jodi Guilbault MIPS Technologies, Inc. +1 650-567-5035 jodi@mips.com	Deborah Stapleton Stapleton Communications Inc. +1 650 470-0200 ir@mips.com

MIPS Technologies Receives Additional Notice from NASDAQ and Stock Options Update

MOUNTAIN VIEW, Calif., November 15, 2006 — MIPS Technologies, Inc. (NASDAQ: MIPS), today announced that the Company is in receipt of a NASDAQ Additional Staff Determination letter dated November 14, 2006, advising the Company that it is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14).

The notice was issued in accordance with standard NASDAQ procedures due to the delayed filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. This follows a similar letter received on September 19, 2006 that the Company was not in compliance with the filing requirements for continued listing due to the delayed filing of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006. The Company plans to present its views with respect to this additional deficiency to the NASDAQ Listing Qualification Panel (the “Panel”) in writing no later than November 21, 2006.

As previously announced, the Company was granted a hearing with the Panel which was held on November 9, 2006, in which the Company’s management presented its plan to regain compliance with NASDAQ’s filing requirements with respect to the Annual Report on Form 10-K. Pending a decision of the Panel, the Company’s shares will continue to be listed on the NASDAQ Global Market. There can be no assurance that the hearing panel will grant the Company’s request for an extension that would allow the continued listing of the Company’s common stock on the NASDAQ Global Market.

The Company announced on August 30, 2006 that following a company-initiated voluntary review of historical stock-based compensation practices and related potential accounting impact, its board of directors had formed a special committee, consisting of independent directors (the “special committee”), to review the Company’s historical option grant practices and the Company’s accounting for its option grants. The special committee retained independent outside legal counsel to assist it in its review. The Company has not filed its Annual Report on Form 10-K for the year ended June 30, 2006, pending the completion of the special committee’s investigation and, similarly, is unable to file its Quarterly Report on Form 10-Q for the period ended September 30, 2006. The Company is focused on resolving these issues as soon as possible and plans to file the Annual Report and Quarterly Report on Form 10-Q for the period ended September 30, 2006 as soon as practical following completion of the investigation by the special committee.

On October 25, 2006, the Company issued a press release stating that although the investigation by the special committee remains ongoing, the special committee has reached a determination that different measurement dates should have been used for computing compensation costs for certain historic stock option grants than those used in the preparation of the Company’s historical financial statements. The special committee has not yet completed its investigation to allow for the final determination of the proper measurement dates, and, therefore, the Company has not determined the amount of additional compensation expenses that will be recorded. Nonetheless, the Company has determined that its historical financial statements included in reports that it has previously filed with the Securities and Exchange Commission (“SEC”) will need to be restated. Consequently, such financial statements, and the Company’s earnings releases reporting periodic operating results and financial conditions for such periods, should no longer be relied upon.

About MIPS Technologies
MIPS Technologies, Inc. (NASDAQ: MIPS) is a leading provider of industry-standard processor architectures and cores for digital consumer, networking, personal entertainment, communications and business applications. The company drives the broadest architectural alliance that delivers 32- and 64-bit embedded RISC solutions to the embedded market, and in combination with its licensees, offers the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products worldwide. MIPS Technologies licenses its intellectual property (IP) to today’s leading semiconductor companies, ASIC developers and system OEMs.

Today, MIPS-Based designs are integrated in millions of products around the world, including broadband devices from Linksys, digital cameras from Canon, DTVs and entertainment systems from Sony, DVD Recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco and laser printers from Hewlett Packard. Founded in 1998, MIPS Technologies is based in Mountain View, California, with offices worldwide. For more information, please contact (650) 567-5000 or visit http://www.mips.com.

Forward Looking Statements
This press release contains forward-looking statements; such statements are indicated by forward looking language such as “plans”, “anticipates”, “expects”, “will”, and other words or phrases contemplating future activities including MIPS Technologies’ expectations. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a number of different risks and uncertainties, including but not limited to: our ability to file required reports with the SEC on a timely basis; the fact that there can be no assurance as to the length, cost, or outcome of the special committee’s review of historical option grant practices and the Company’s accounting for its option grants, or as to the potential impact of that review including the restatement of historical financial statements; our products may fail to achieve market acceptance, changes in our research and development expenses, the anticipated benefits of our partnering relationships may be more difficult to achieve than expected, the timing of or delays in customer orders, delays in the design process, the length of MIPS Technologies’ sales cycle, MIPS Technologies’ ability to develop, introduce and market new products and product enhancements, and the level of demand for semiconductors and end-user products that incorporate semiconductors. For a further discussion of risk factors affecting our business, we refer you to the risk factors section in the documents we file from time to time with the Securities and Exchange Commission.